Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-42074) pertaining to the Salary Reduction Plan for Hourly Employees of IMC Global Operations Inc. Represented by United Steelworkers of America at Carlsbad, New Mexico of our report dated May 26, 2000, with respect to the financial statements of the Salary Reduction Plan for Hourly
Employees of IMC Global Operations Inc. Represented by United Steelworkers of America at Carlsbad, New Mexico included in this Annual Report (Form 11-K) for the year ended December 31, 1999.


                                      /s/ Hill, Taylor LLC
                                      Hill, Taylor LLC

Chicago, Illinois
June 26, 2000